Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

Apogee Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.00001 per share	Rule 457(a) (2)	6,706,037 (3)	$24.42	$163,761,423.54	$110.20 per $1,000,000	$18,046.51
Equity	Common stock, par value $0.00001 per share	Rule 457(a) (5)	479,003 (4)	$24.42	$9,942,665.27	$110.20 per $1,000,000	$1,095.68
Total Offering Amounts					$173,704,088.81		$19,142.19
Total Fee Offsets							—
Net Fee Due							$19,142.19

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 shall be deemed to cover any additional shares of common stock, par value $0.00001 per share (the “Common Stock”) of Apogee Therapeutics, Inc. that may be issued pursuant to the Apogee Therapeutics, Inc. 2023 Equity Incentive Plan (the “2023 Plan”) and the Apogee Therapeutics, Inc. 2023 Employee Stock Purchase Plan (the “ESPP”) as a result of any stock dividend, stock split, recapitalization or other similar transaction, and any other securities with respect to which the outstanding shares are converted or exchanged.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Common Stock, as quoted on the Nasdaq Stock Market, on August 23, 2023.

(3)	Represents 6,706,037 shares of Common Stock reserved for issuance under the 2023 Plan.

(4)	Represents 479,003 shares of Common Stock reserved for issuance under the ESPP.

(5)	Estimated in accordance with Rule 457(h) based on a 15% discount from the average of the high and low prices of the Company’s shares of Common Stock as quoted on the Nasdaq Stock Market, on August 23, 2023, such discount representing the maximum permissible discount offered pursuant under the ESPP.